Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 6, 2005 accompanying the consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of Lifecore Biomedical, Inc. and subsidiaries on Form 10-K for the year ended June 30, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 6, 2005